Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Q2 2011 Tidewater Earnings Conference Call

Event Date/Time: Nov 03, 2010 / 03:00PM GMT

C O R P O R A T E    P A R T I C I P A N T S

Joe Bennett

Tidewater - EVP, Chief IR Officer

Dean Taylor

Tidewater - Chairman, President, CEO

Quinn Fanning

Tidewater - EVP, CFO

Steve Dick

Tidewater - EVP

Jeff Platt

Tidewater - COO

C O N F E R E N C E    C A L L    P A R T I C I P A  N T S

Dave Wilson

Howard Weil - Analyst

Jim Crandell

Barclays - Analyst

Luke Lemoine

Capital One South - Analyst

Arun Jayaram

Credit Suisse - Analyst

Daniel Burke

Johnson Rice - Analyst

Marius Gaard

Carnegie - Analyst

P R  E S E N T A T I O N

Operator

Good morning. My name is the Natalia and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2011 second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. ( Operator Instructions ) Thank you. I would now like to turn the call over to Mr. Joe Bennett. You may begin.

Joe Bennett - Tidewater - EVP, Chief IR Officer

Thank you, Natalia. Good morning, everyone, and welcome to Tidewater’s fiscal 2011 second quarter earnings call — results conference call for the period ended September 30, 2010. I am Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations officer. With me this morning on the call are our Chairman, President, and CEO, Dean Taylor, Jeff Platt, our COO, Quinn Fanning, Executive Vice President and CFO, Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, vessel acquisitions and dispositions, and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

In a minute, I will turn the call over to Dean for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap-up comments before we open the call for questions.

First, let me say that during today’s conference call Dean, Quinn, I and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater’s most recent Form 10-K.

With that, I will turn the call over to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Joe. Good morning, everyone. Earlier today we reported fully diluted earnings per share for our second fiscal quarter of $0.38 which compares with $1.90 for the year ago quarter and $0.77 we reported for our June quarter. Results reported for this quarter where the middle of the earnings per share range we indicated in our pre announcement of October 25th.

Our earnings this quarter were impacted by two unusual items. They included a $4.35 million after-tax charge, which cost us $0.09 in earnings per share related to our agreement in principle with the U.S. Department of Justice to resolve issues associated with our Foreign Corrupt Practices Act internal investigation. While this has been a difficult period for Tidewater, we are glad to have the investigation complete and now behind us. We have learned from the investigation and are, I believe, a better company today.

The second item impacting our financial results was our assumption of the higher effective tax rate for fiscal 2011 and other tax related costs. As our pre announcement stated, we estimate that, relative to tax rate guidance provided on our last earnings call, our tax expense cost us another $0.09 in earnings per share this quarter. Quinn will walk you through the details, but let me just say that this event is largely a reflection of where we are in the industry cycle. The higher tax rate reflects a shifting geographic mix of our revenues, some of which carry higher tax burdens due to a particular country’s taxing structure. This adjustment results from lower than hoped for revenues in areas with deemed profit taxation, a variable in our business we do not control, but for which we must be responsible.

We remain in the trough of the offshore industry cycle and, as such, we aggressively manage those variables we can control while also focusing on preparing the Company for the next business upturn. As you can see from our earnings release and will hear detailed by Quinn in a minute, we have done a decent job of controlling our vessel operating costs. We will continue to manage those costs and operating variables under our control while we await the cycle’s turn and will continue to make investments in growing our earnings power for when it does. Our worldwide fleet utilization and average day rate were essentially flat with last quarter’s results, which reflect continued weakness in the offshore market which is consistent with this phase of the cycle.

One of the most important variables under our control is safety. The snake bit us last quarter as we experienced two LTA’s ending our run of over two years without such an occurrence. One of the Lost Time Accidents was a fatality and the other is a presumed fatality. Both occurring at the same time on the same vessel and both being significant setbacks for what had been a terrific performance by our operating personnel. Our sincerest condolences go to the families of the victims and we pledge to them and to the families of our other employees that we will redouble our efforts to be the safest offshore service company in the industry. We do that because it is the right way to operate our company, and if we are to lead the industry, we must start by leading the industry in our safety performance.

At this point let me turn the call over to Quinn to detail the financial results for the quarter and to provide guidance about our near-term view. Afterwards, I will give you my thoughts about our industry outlook and Tidewater’s strategy. Quinn.

Quinn Fanning - Tidewater - EVP, CFO

Thank you, Dean. Good morning, everyone. First, I will call your attention to our earnings press release, which we put out this morning prior to the market’s opening. As Dean noted, we also pre announced preliminary quarterly results on October 25th. Finally note that we expect to file our quarterly report on Form 10Q through the Edgar filing service some time before the close of business today.

Turning to financial results as of and for the three month period ended September 30, 2010, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what is driving financial results, and then provide our near- to intermediate-term outlook. As usual, I will conclude my remarks with a review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $0.38 for the September quarter versus diluted earnings per common share of $0.77 for the June quarter and diluted earnings per common share of $1.90 for the September quarter of fiscal 2010.

I highlight the following items for your period to period comparisons, the first two of which were detailed in our pre announcement and also referenced in Dean’s remarks.

First, in regards to the just completed September quarter, general and administrative expenses include a $4.35 million, or $0.09 per share after-tax, charge associated with the proposed settlement with the United States Department of Justice related to our previously disclosed internal investigation of possible violations of the Foreign Corrupt Practices Act.

Settlement with the DOJ contemplates the payment by a subsidiary of Tidewater of $7.35 million fine, $3 million of which was accrued in the March quarter, when we announced our proposed settlement with the Securities and Exchange Commission. The proposed settlement with the DOJ is contingent upon completion of definitive documents and, like the previously announced proposed settlement with the SEC, requires confirmation by a federal district court.

Second, our effective tax rate for the September quarter was 34.4%. This is based on an assumed operating tax rate before discrete items for fiscal 2011 of 22.5%. In addition to the assumed operating rate, the implied tax rate for the second fiscal quarter reflects both the cumulative effect on tax expense for the six-month period ended September 30 (i.e., there’s a catch-up effect for the June quarter that was recorded at our previous 18.5% estimate), and the $4.35 million DOJ related charge which has no associated tax benefit.

For modeling purposes, based on our current outlook, the effective tax rate for the third and fourth quarters should be 24% to 25%. Again, reflecting an operating tax rate before discrete items of approximately 22.5%. Our best estimate is that discrete items, which are things like interest associated with FIN 48 tax accruals and other similar items, could add plus or minus 2% to the effective tax rate to get to that previously noted 24% or 25% all in effective tax rate.

Also, as Dean noted relative to our 18.5% guidance in August, the higher tax rate was worth $0.09 in EPS for the quarter.

Somewhat repeating the content of our pre-announcement press release, the 22.5% operating rate reflects a larger relative contribution to pretax earnings from the higher tax rate U.S. business and weaker operating margins in certain historically low tax rate international jurisdictions, including elements of our large West African operation, that tax on the basis of deemed profits.

For those on the call not familiar with the term “deemed profits”, it generally means that income taxes are collected at the source and based on revenues.

When margins are being squeezed, as is the market reality today, tax expense as a percentage of pre-tax earnings tends to go up. Conversely, in a stronger market environment, we would expect that margin expansion would tend to lower our effective tax rate.

As demonstrated this quarter our effective tax rate can be a source of some volatility, particularly as we move equipment around the world to optimize available opportunities and work our way through the industry cycle.

Moving beyond the tax rate, the third item I’ll call to your attention is that, consistent with guidance provided in August, in the September quarter, we recorded an additional liability of $6 million, or about $0.08 per share after-tax, related to a UK-based multi-employer pension scheme known as the Merchant Navy Officers Pension Fund, or MNOPF. This amount is included within the crew cost detail of the vessel operating cost line item.

Also consistent with guidance provided on our August call, in the September quarter, we dry docked two of our large VS 486 anchor handling towing supply vessels at a total cost of about $7.1 million. This amount is included in repair and maintenance expense within the vessel operating cost line item. I will come back to this later in my remarks, but I will note that these dry docks were the second and third of four VS 486 dockings that we expect to complete in fiscal 2011.

In regards to the June quarter, I’ll remind you that we dry docked the first of the four VS 486’s that were planned for fiscal 2011 for a cost of about $3.5 million.

In the June quarter, we also had about $2.5 million of unusual costs associated with mobilizing a half dozen stacked vessels from one of our — from one international area to another international area - in connection with the expected disposition of these vessels. That effort is moving along as intended.

Our disposition of older vessels is obviously something that has been going on at Tidewater for a few years and we expect that we will continue to be disposing of vessels for the foreseeable future. Multimillion dollar mobilization costs, such as those incurred in the June quarter, however, is not something that we would expect to occur in the ordinary course.

In regards to the September quarter of fiscal 2010, recall that we recognized an approximate $34 million, or $0.66 per share, tax benefit related to favorable resolution of tax litigation.

Also, in the September quarter of last year we also had a $500,000, or $0.01 per share after-tax, charge related to the seizure of our Venezuela business and a $3.6 million, or $0.05 per share after-tax, charge — excuse me or a $0.05 per share after-tax, settlement loss — related to lump sum payment elections on our supplemental executive retirement plan.

Finally, in the September and June quarters, following our normal asset impairment analysis, we took impairment charges of $1.8 million and $1.3 million, respectively. In the September quarter of last year we really had no material impairment costs, but in all cases these amounts are included in gains and asset dispositions, net.

I will note that gains and asset dispositions, net have averaged $6.5 million, or about $6.5 million, over the last ten quarters, so the September quarter was a bit below the recent run rate in terms of gains. We do, however, have several pending sales and expect that the next couple quarters will be at, or above, that ten quarter average.

Now adjusting the September quarter for the DOJ- and MNOPF-related charges, and adjusting the June quarter for the referenced mob costs of the stacked vessels, and normalizing both quarters for an assumed 24.5% effective tax rate in 2011 and more typical gains on asset dispositions, net, adjusted earnings per diluted common share for the three months ended September 30, 2010, was $0.65. On this basis, adjusted earnings per diluted common share for the three months ended June 30, 2010, was $0.76. And adjusted earnings per diluted common share for the September 2009 quarter was $1.32. Adjusted results thus imply a quarter-over-quarter and year-over-year decrease in EPS of about 15% and about 51%, respectively.

For the September 2010 quarter, annualized after-tax return on average unleveraged capital of $2.7 billion, also adjusting for the items referenced, was in the mid-single digits, or a couple of hundred basis points short of our estimated weighted average cost of capital of 8% or 9%.

Overall, vessel revenues of $267 million for the September quarter were up about 1.9% quarter-over-quarter and were down about 9% year-over-year. Note that approximately 79% of vessel revenue and 92% of vessel-level operating margin was generated by vessels that were added to the Tidewater fleet, since we began our fleet renewal and expansion program in 2000.

For quarter-over-quarter comparisons in regard to vessel revenue, I will highlight the following four items for you.

Number one, we took delivery of 13 vessels in the September quarter, including three deepwater PSV’s, nine AHTS vessels ranging in size from 5000 to 9500 brake horsepower and one fast supply boat. The contribution of vessel revenue from these 13 vessels in the September quarter, plus incremental revenue generated by the 10 vessels that were delivered over the course of the June quarter, was about $10.5 million.

Six of these 13 newly delivered vessels have contracts with a term of one year or longer. One vessel has a contract with a term between six and 12 months. One vessel has a term contract less than six months. And, finally, five newly delivered vessels are presently without term contracts and are generally working the spot market.

Number two, offsetting the quarter-over-quarter revenue contribution from new vessel deliveries was lost revenue of about $2.7 million resulting from the stacking of additional older vessels. Consistent with guidance in August, we stacked an additional 13 vessels in the September quarter. One previously stacked vessel returned to service and seven vessels from the previously stacked fleet were sold. As a result, we began the quarter with 89 stacked vessels and finished the quarter was 94 stacked vessels.

Number three, the effect of having one additional day in the quarter compared to the June quarter was about $2.2 million in higher vessel revenue. And, finally, number four, accounting items number one through three and a small foreign exchange benefit in regards to revenue, the remaining quarter-over-quarter variance in vessel revenue of -$6.3 million was attributable to quarter-over-quarter day rate and utilization variances within the active fleet.

In regards to the overall fleet count, day rate and utilization trends, our active fleet averaged 282 vessels in the quarter, which is up just one vessel quarter-over-quarter. Average active new vessels, however, were up 13 vessels quarter-over-quarter to 183 vessels and active older vessels were down 12 vessels quarter-over-quarter to 99 vessels.

Overall day rates were off about $145 a day quarter-over-quarter or a bit more than 1%. And reported utilization for the entire fleet, which includes the drag associated with stack vessels, was up very modestly. Utilization of the active fleet, i.e., excluding stacked vessels, was about 82% and was up modestly quarter-over-quarter. Utilization of active new vessels was about 86%, and utilization of active traditional vessels was about 74%.

For the key Deepwater and Towing Supply and Supply vessel classes, which collectively account for almost 90% of vessel revenue, average vessel count was up three vessels for each class quarter-over-quarter and revenue was up about 2% to $238 million. Deepwater day rates were generally flat quarter-over-quarter. And utilization was off about five percentage points, largely reflecting new deliveries looking to secure first charter contracts, vessels that have secured contracts mobilizing to the first job and, finally, the effects of the previously noted dry docking schedule for a couple of our large AHTS vessels.

For the large Towing Supply and Supply class, day rates were also pretty flat quarter-over-quarter. Utilization was up about two percentage points quarter-over-quarter.

Looking briefly at the U.S. and international segments, the most notable movements in operating statistics quarter-over-quarter were a plus 6 percentage point decrease in reported utilization for International Deepwater, which, in terms of actual days worked, was more than offset by an approximate 1.5 percentage point increase in utilization for the larger International Towing Supply and Supply class. In regards to the Deepwater class of vessels, our expectation is that utilization will somewhat rebound over the back half of the fiscal year.

Reported utilization for domestic Deepwater and domestic towing supply and supply were off about two percentage points quarter-over-quarter and up about five percentage points quarter-over-quarter, respectively. Like the International segment, the contrary quarter-over-quarter utilization trends in domestic Deepwater and Domestic Towing Supply and Supply was largely offsetting, and days worked for the two classes was actually up quarter-over-quarter.

Only Domestic Towing Supply and Supply day rates, which were up about 7%, had a material move quarter-over-quarter. Relative to the September quarter averages, there has really has been no material move in rates or in utilization that could fairly be characterized as a trend.

Prospectively, we do see some positive signs in select international markets and thus far a reasonably stable demand outlook for at least the newer equipment. As has been the case in the last few quarters, day rates look like they will bounce along the bottom for at least a couple more quarters.

In regards to the U.S. segment, as oil spill work has largely run its course, our sense is that the U.S. market will be soft until there is better clarity on the drilling permit process and the cost to operate in the U.S. Gulf of Mexico.

Parenthetically, I will note that one of the defining characteristics of the Tidewater franchise is its global operating footprint and our ability to efficiently relocate and successfully operate vessels around the world. As attractive opportunities are identified by our area managers we will, of course, consider relocating equipment to markets with the best intermediate term prospects.

Now, turning to OpEx. Vessel operating costs were about $170 million for the quarter, or consistent with our guidance in August. As noted earlier, included in OpEx was the charge related to the UK pension plan of $6 million and higher than normal repair and maintenance expense due to the recently heavy dry dock schedule. As positive and negative variance in other line items were generally offsetting, net-net we came in close to our expectations in August.

Vessel level cash operating margin, which was also reasonably consistent with our expectations, was 36.3% in the September quarter and was driven by unusual items that were highlighted on our August call and in the pre-release, and were again summarized here. Now, below the vessel margin line, at $6.5 million and $3.5 million, respectively, proceeds from, and gains on, assets dispositions, net were a bit lower than both recent experience and near-term expectations. G&A expense was up quarter-over-quarter, largely because of the DOJ-related charge that was incurred in the current quarter.

Before I turn to outlook, I will note that we are aware that some of you on the call have expressed a desire for an update on our Angolan joint venture. In fact, there is really not a lot to update or to report for that matter. We do continue constructive dialogue, however, with our counterparts at Sonangol and our expectation remains that, while we have not completed negotiations, we will ultimately enter into a new joint venture agreement. In the meantime, there has really been no material change in day to day operations. For those that would appreciate some additional details, there will be more fulsome discussion of this topic in the 10Q that we file later today.

Turning to our outlook. As we discussed last quarter, contribution from the newer vessels will continue to be a large percentage of vessel revenues and vessel level cash operating margin as we continue to take delivery of new vessels. There’ll also be a phenomenon of stacking and disposing of older vessels that will influence revenue, fleet count and utilization. In particular, incremental revenue and gross margin we expect to be contributed in the December quarter by the 13 vessels that were delivered in the September quarter are both estimated at plus $8 million.

In addition, in each of the December and March quarters we expected to take delivery of four additional new vessels. In the December quarter, deliveries include one 9,500 brake horsepower anchor handling and towing supply vessel, which was delivered in to the fleet in October and three 5,000 BHP AHTS vessels. In the March quarter deliveries include one 5,000 BHP AHTS vessel and three Deepwater PSVs.

It’s worth noting again that our historical experience has been that revenue contribution for the new vessel deliveries is pretty moderate in the first quarter of operation. Similarly, outfitting and mobilization costs tend to make new deliveries a breakeven proposition or worse in the first quarter of operation.

Consistent with this experience and since two vessels scheduled for delivery in the December quarter are expected to be delivered late in the quarter, I suspect that 3Q vessel deliveries will be very moderate contributors to third quarter financial results.

Nonetheless, we continue to like the longer term fundamentals of the OSV business and expect that the addition of new vessels to the fleet — and the incremental earnings capacity that those vessels provide — will continue to be important part of the Tidewater story.

Offsetting the revenue benefit of recent vessel deliveries, we again expect to stack 15 to 20 vessels in the December quarter, with quarter-over-quarter lost revenue from additional stacking meeting or exceeding the September quarter’s $2.7 million revenue hit.

That said, we continue to expect stacking activity to moderate over the next couple of quarters, primarily because active older vessels now number less than 100 vessels and also because firm contract cover on those vessels that are expected to be in the fleet beyond the next quarter is a respectable plus or minus 50% of the estimated revenues from that group of vessels.

The third variable related to the revenue outlook is our dry docking schedule. Based on scheduled dry docks for the third fiscal quarter, lost revenue due to dry dock should moderate bit quarter-over-quarter, though expectations for repair and maintenance expense in the December quarter remains a bit fluid. As I noted earlier, the fourth of four VS 486 dry docks scheduled for fiscal 2011 could fall into the third or fourth fiscal quarter.

So based on current visibility on new vessel deliveries, vessels likely going to stack and our docking schedule, we continue to expect positive quarter-over-quarter revenue progression for the balance of the fiscal year with the third quarter being a bit better than the second quarter and the fourth quarter being a bit better than the third quarter. It is unlikely, however, that we will meet our average quarterly vessel revenue target for fiscal 2011 of $275 million. More likely, third and fourth quarter revenue — excuse me, third and fourth quarter vessel revenue — will fall somewhere between $270 million and $275 million and, in retrospect, we will look back on the fiscal year and see average quarterly vessel revenue of plus or minus $270 million.

In regards to operating expenses, new deliveries and the docking of the large AHTS vessels, we acknowledge that these items will continue to cause some pressure on vessel operating costs for the next quarter or two, with the large variable being whether we dock the last VS 486 in 3Q or in 4Q. Assuming we do dry dock the last VS 486 in the third quarter, vessel operating expense should come in at plus or minus $160 million. All else being equal, if we defer this particular dry dock, vessel OpEx would be a couple million dollars lower.

We expect that vessel level cash operating margin will follow similar patterns, recovering from the trough levels experienced in the just completed second quarter and falling in the 41% to 43% range for the balance of fiscal 2011.

Below the gross margin line, we expect that general and administrative expenses will revert to a pre-DOJ charge level of $34 million to $35 million per quarter and, as previously noted, based on what’s currently in the queue, we’re expecting a couple of pretty good quarters in terms of gains on assets dispositions net.

Finally, I will note that interest — gross interest — expense will increase quarter-over-quarter as result of our previously announced senior notes financing. In particular, gross interest cost in the third and fourth quarters should be approximately $7 million and approximately $8.5 million, respectively. Based on our vessel construction in progress, a bit less than 50% of gross interest costs would be capitalized as PP&E.

Finally, as mentioned at the top of my remarks, our best estimate for the effective tax rate for the balance of fiscal 2011 is 24.5%, which (again) is based on a 22.5% operating great rate and another plus or two minus 2% in discrete items.

Turning to the balance sheet, available liquidity and capital commitments, cash flow from operations for the September quarter was about $100 million versus approximately $95 million in the same period of fiscal 2010. CapEx in the September quarter was about $250 million and based on commitments as of 9/30, CapEx in the December and March quarters is expected to average about $100 million due to both recent vessel purchase commitments and progress payments on our ongoing construction in progress.

Total debt at September 30th was $390 million and cash at 9/30 was about $50 million. As a result, net debt at quarter end was about $340 million and net debt to net book capital at 9/30 was about 12%. Total liquidity at 9/30, including undrawn revolving credit capacity, was about $400 million.

Unfunded vessel commitments at September 30 approximated $445 million and included 26 vessel construction projects and four vessel purchase commitments.

Based on commitments on September 30th CapEx for the remainder of fiscal 2011 related to vessel commitments approximates $205 million including approximately $122 million to be paid in 3Q and approximately $83 million to be paid in 4Q. CapEx in fiscal 2012 related to vessel commitments at 9/30 approximates $214 million. Keep in mind, however, that we will continue to explore opportunities — we’ll continue to explore opportunities — to acquire and build additional vessels, and we would expect that the actual CapEx total for fiscal 2012 will be considerably larger than this number as we make additional commitments.

In regards to other calls on available liquidity, we have $40 million in debt maturities in July of 2011, but currently classify this obligation as a long-term liability given our present ability and intent to refinance this amount with a credit facility that has a tenor of greater than one year.

Finally, note that since the close of September quarter, we retired the $115 million balance outstanding on our revolving credit facility by funding the first tranche of our recently announced placement of senior unsecured notes.

And, with that, I will turn the call back over to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Quinn. I think what some of you might like to hear from me is when the offshore industry will begin to climb out of this trough where it seems to be at least temporarily rooted. Suffice it to say that until our customers feel more confident in the future of oil and gas prices, feel secure in knowing what their operating cost might look like down the road and have full and fair access to offshore waters, they are likely to remain cautious in their spending. On the other hand, as the pace of additional vessels entering the market begins to taper and as the older vessels, including our own, continue to be removed from service economic balance should be returned to the industry. Our day will eventually come and we are preparing for it in the interim. This business is resilient and will recover. The oil and gas industry will not abandon the offshore waters of the world. Work has called for half of the world’s oil to eventually come from offshore and a large share of that supply should come from Deepwater fields that still need to be discovered and developed. In the interim, we will continue to grow our earnings potential at attractive capital costs.

The offshore industry has certainly been affected by the Deepwater Horizon disaster. Although, the Deepwater drilling moratorium has ended, the uncertain regulatory climate for offshore drilling and exploration activities in the United States together with concern for the additional compliance and safety costs make it difficult to see anything but a long, slow recovery for Deepwater drilling in the Gulf of Mexico. In fact, we think it may not be until at least a year from now before activity returns to levels approaching those existing before the Deepwater Horizon incident. Yet that day, too, will come and we will be ready for it when addressed by continuing to focus on managing those operating and cost variables within our control.

Quinn gave you a good sense of what we expect with respect to those variables in the near-term. To accelerate our efforts to increase our earnings potential when the cycle turns, we undertook our recent $425 million debt financing the first portion of which was recently funded. Even with that additional debt, our balance sheet remains one of the strongest in our industry and certainly strong enough to withstand any further industry weakness as well as to seize upon additional opportunities to renew and expand the Tidewater fleet. We understand that the additional debt carries near-term interest costs, but we are confident that our use of bad debt to build our fleet will be well rewarded in the future.

Last quarter, as Quinn related, we spent almost $250 million on new vessels. We added 13 new vessels to the fleet, coincidentally stacked 13 older vessels in the quarter just completed. At quarter’s end, we had commitments for 30 additional new vessels, which represents a total investment of approximately $700 million. Like the 13 vessels that entered the Tidewater fleet in the September quarter, when deployed those 30 vessels will produce higher margins and earnings potential than the vessels that have been replaced. We also continue to seek additional vessel acquisitions at attractive prices that would complement our existing fleet, and we will continue to evaluate the best way to finance them. In short, we will be ready for the next industry upturn with the largest young fleet among the global offshore support vessel business. We are prepared to operate wherever our clients need us, and we are committed to doing so safely and professionally. Our investments, commitments and footprint should produce superior returns for our investors. We are now ready to take your questions. Natalia.

Q U E S T I O N    A N D    A N S W E R

Operator

(Operator Instructions) Your first question is from the line of Dave Wilson with Howard Weil.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Dave. Hello, Dave?

Dave Wilson - Howard Weil - Analyst

I’m sorry, it was on mute. Good morning, Dean. Historically, the boat market except for you guys has been fairly undisciplined as far as retiring older boats. Is there anything out there that you’ve seen out there that has changed going forward that there will be some kind of incentive, whether positive or negative, that will cause the industry to be a little more disciplined going forward as far as boat retirements? It seems like there are a fair number of boats out there that are pretty old and that’s a pretty sizable portion of the overall fleet right now.

Dean Taylor - Tidewater - Chairman, President, CEO

Dave, I think that the industry does not have to be disciplined. I think the customer will discipline us as an industry for us. I think we continue to see around the world more and more customers requiring newer and newer vessels with their tendering activity and I don’t expect that trend to change. Now, the only way, in my opinion, that old boats will remain in the worldwide fleet is because they will be needed to fulfill customer demand. When they are not needed to fulfill customer demand, then they won’t be used. So I think that customer’s preference is for newer vessels. That is why we continue to make investments that we are making and growing our earnings potential, and I think those investments will be amply rewarded.

Dave Wilson - Howard Weil - Analyst

Okay and then just one other one really quick just to clarify on your new builds and confirmed that your decision to build more new builds versus an acquisition suggests that the bid-ask spread is still too wide in some cases for asset acquisitions?

Dean Taylor - Tidewater - Chairman, President, CEO

I presume you are referring to company acquisitions. That would be correct.

Dave Wilson - Howard Weil - Analyst

Okay. And also the ones that you have done, can you clarify how many of credit the recent acquisitions that you have done that have been out of the shipyard rather than kind of new build from the ground up from you guys?

Dean Taylor - Tidewater - Chairman, President, CEO

All the acquisition we have done except for five, the four Drydock World large PSVs and one PSV that we are building in our own shipyard in the Gulf of Mexico are other people’s equipment. So our vessels in the present vessel pipeline. So our bent has been to buy existing equipment that has already been ordered by someone else rather than add to the existing pipeline.

Dave Wilson - Howard Weil - Analyst

Okay, great. Thanks for the detail there. That is it for me.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you very much.

Operator

Your next question is from the line of Jim Crandell with Barclays.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Jim.

Jim Crandell - Barclays - Analyst

Good morning. Dean, question about new builds, too. We’ve seen a surge in jack up new builds recently in the yard, reportedly very busy giving out quotes on Deepwater vessels. Are you seeing something similar to that in your business?

Dean Taylor - Tidewater - Chairman, President, CEO

Not really. I’ll let — Steve can amplify my remarks, but we are not seeing a large ramp up in new vessel orders. Steve?

Steve Dick - Tidewater - EVP

That’s right, Jim. There has been a little bit of activity on the Norwegian front, but even that has been just a handful of vessels. I have not seen any reaction to the rig news about the buildings. I have not seen anything yet.

Jim Crandell - Barclays - Analyst

Steve, would you say there has been any change in the attitude of people who have been building these vessels out there as they approach vessel delivery dates and their willingness to sell and the types of prices that are available?.

Steve Dick - Tidewater - EVP

I think so. I think a lot of the speculators have gone out of the business or as they get the vessels they have to take delivery of and operate there are chances for us to do some deals, and we have done some of that, but it’s continuing to happen.

Jim Crandell - Barclays - Analyst

Okay. And if you said it, I missed it. How many vessels did you acquire in the quarter, ex-new builds, just acquisitions?

Steve Dick - Tidewater - EVP

13.

Jim Crandell - Barclays - Analyst

You acquired 13. Any that you could isolate out in terms of being either the types of vessels you are acquiring or if there are more than just those one or two vessel acquisitions?

Steve Dick - Tidewater - EVP

Well, it was, actually it has been on the anchor handling towing supply side it has been about 5,000 to 9500 there were five 9500’s and the balance were 5000s, and we got three Deepwater PSVs, two that have been delivered, one that will be delivered in March of next year, but they were already underway.

Jim Crandell - Barclays - Analyst

Okay. Good. And last question. Dean, could you try to quantify the opportunity right now you see from Brazil and, secondly, new additional Deepwater rigs entering the market over the next six to 12 months?

Dean Taylor - Tidewater - Chairman, President, CEO

New Deepwater rigs and Brazil. Is that your question, Jim?

Jim Crandell - Barclays - Analyst

It is. First, talk about Brazil both in terms of the opportunity for new rigs that are being delivered, and then potential rig orders and do you see potential demand from that down the road for Tidewater and what you see happening there.

Dean Taylor - Tidewater - Chairman, President, CEO

Jim, I think you and most people on the call are aware of my feelings about Brazil. I think that activity in Brazil will be in fits and starts. I think that these will be more fit than starts now that we have a new government in Brazil, although I was recently speaking to one of my customers, I won’t say which, and he was telling me that he feels like the new president in Brazil is actually going to be a pretty serious president and do a pretty good job. I guess his relationship with her goes back to his time — her time as secretary of energy and he feels like she will continue Lula’s governing from the right even though he speaks from the left. I hope that is the case because I think frequently in Latin America and sometimes not even just in Latin America, but everything depends upon the executive. And if the executive is so inclined the economy can be pretty screwed up based on decisions that the executive mandates through the governing hierarchy.

So I guess my feelings about Brazil are generally mixed. I think that Petrobras is going to continue to do what it needs to do to fulfill what it perceives to be its needs. It does have a government on top of it that wants it to do things that may or may not be within what Petrobras perceives to be within its needs, so I think there is some tension there between Petrobras and the Brazilian government. The tension has been there for my entire experience with Brazil, which goes back to 1981. And Brazilian government lacks their involvement in Petrobras’ affairs waxes wanes depending on the strength of the executive as opposed to the strength of the Petrobras hierarchy.

So, in general, I am mildly optimistic about further incremental work in Brazil but, as I have said on prior conference calls and in prior conferences, although the headline value in Brazil is typically revenue, what one must be very careful of is the cost associated with that revenue. All the headlines typically are so-and-so company gets such and such value of contracts in Brazil, but what they are not — what is not typically clear is what the costs are related to those contracts and consequently what the income is related to those costs. So I think doing business in Brazil is not nearly as easy as it seems, so those companies that I think that think they are going to Waltz on down to Brazil and pick up as they did business either in the North Sea or the Gulf of Mexico I think will be unpleasantly surprised in some cases. So I hope that responds to your question about Brazil.

Jim Crandell - Barclays - Analyst

Thank you, Dean. If I could just sneak in one more. Have your thoughts changed at all over the last six months about the relative attractiveness between Deepwater vessels and conventional vessels? Not from an acquisition side, but in terms of a business side and what is likely to respond first in terms of higher day rates and better utilization.

Dean Taylor - Tidewater - Chairman, President, CEO

I think they Deepwater vessels will respond first and then the conventional vessels will come second, conventional being non Deepwater or shallow water to mid-water vessels. I think simply because the rig utilization is higher and most of the vessels that are being delivered into worldwide rig fleet will be Deepwater as opposed to shallow water rigs. But what I have said before and I will emphasize again is that even when the build out of Deepwater rigs is complete, roughly 40% of the worldwide rig fleet will be Deepwater and 60% of the worldwide rig fleet will be shallow water and I think it would be inopportune for our company to ignore the shallow water segment of the marketplace. Does that answer your question?

Jim Crandell - Barclays - Analyst

Yes, it does. Thank you, Dean.

Operator

Your next question is from the line of Luke Lemoine with Capital One South.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi Luke

Luke Lemoine - Capital One South - Analyst

Good morning, Dean. I apologize if you guys said this but what is your contract coverage for fiscal year 2012?

Dean Taylor - Tidewater - Chairman, President, CEO

We didn’t say it, and we can measure in two different ways. Jeff has it handy. We have it both in revenue days and in boat days. Jeff, why don’t you go ahead.

Jeff Platt - Tidewater - COO

Yes, in boat days looking out for the full fleet, we are about 45% for the entire fleet going out on calendar days.

Joe Bennett - Tidewater - EVP, Chief IR Officer

And, Luke, I think that is for the next 12 month period, not fiscal 12.

Luke Lemoine - Capital One South - Analyst

Okay, got it. And then, Quinn, you talked about seeing gains in sales over the 10 quarter average next several quarters. Just trying to get a sense of how we vessels this could be.

Quinn Fanning - Tidewater - EVP, CFO

What I said is that the gains that we experienced in the just completed quarter were below the ten quarter average and over the next couple quarters we would expect a return to or even something beyond the ten quarter average of $6.5 million. There is anywhere from 15 to 20 vessels at various stages in the disposition process in terms of contracts versus deposits received, but the queue is sufficiently large and the economics sufficiently transparent, our expectations the next two quarters at least will probably be at that $6.5 million level or better in terms of gains.

Luke Lemoine - Capital One South - Analyst

Okay. That’s helpful. And then lastly you guys talked about the vessel stackings kind of moderating after 3Q. I know this always a tough number to project as vessels come off contract, but is around 10 a quarter a fair assumption after 3Q or just kind of too tough to peg at this point?

Quinn Fanning - Tidewater - EVP, CFO

I think when you are having this conversation in August, we estimated that we would see 15 to 20 vessels go to stack in the September quarter. In fact, the number ended up being 13 vessels that went to stack based on what we are hearing from the field and what we see as contracting opportunities relative to dry docks that would be required to keep papers current, we think that 15 to 20 number is a reasonable I guess for the coming quarter as well. Really once you get beyond the quarter or so it gets a little fuzzy. I think the reason that we have some confidence that we will see a moderation in stacking activity is the number of vessels that are in the population of potential stacking candidates is going down, but we do have contract cover for a portion of the older vessels, which gives us confidence that will continue to work either because they have firm contracts or they are with a customer that has given us some comfort that the vessel will continue to operate for them. So it’s tough to put a fine point on it, but we do expect another decent quarter in terms of stacking activity based on what the field is telling us and beyond that we think it will moderate a bit.

Luke Lemoine - Capital One South - Analyst

Okay. That’s it for me. Thanks.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks Luke.

Operator

The next question is from the line of Arun Jayaram with Credit Suisse.

Arun Jayaram - Credit Suisse - Analyst

Good morning gentlemen.

Dean Taylor - Tidewater - Chairman, President, CEO

Good morning.

Arun Jayaram - Credit Suisse - Analyst

Dean, I wanted to talk to you a little bit about how you are thinking about fleet renewal, CapEx program going forward. Obviously, I think you are increasing your CapEx, you added some boats through acquisition. But, are you thinking about the way you reinvest in the business more as adding to your normalized kind of earnings power and just positioning for the eventual upcycle and adding both, being opportunistic here, or are you thinking this from the terms of that there is a replacement cycle occurring for boats where in order to replace the lost earnings from stacked vessels that you just have to reinvest in order to maintain perhaps a more of a steady state? So just maybe your views on the additions to the CapEx.

Dean Taylor - Tidewater - Chairman, President, CEO

We have replaced the earnings power already just in the investments we have made. Everything we do now is additional earnings power. We have far replaced the earnings power of the “old fleet”. And for practical purposes, as we noted earlier, we basically put an R.I.P. tombstone on top of our “old fleet”. For all practical purposes it’s hardly relevant to Tidewater’s future and certainly to its present. So when we look at additional investments in the business, that is what we are investing in the business, it’s all for earnings growth there.

Arun Jayaram - Credit Suisse - Analyst

Okay. Just thinking about you have highlighted a relatively flatish revenue picture understanding the challenges in the marketplace, but you have added quite a bit of capacity. Just trying to understand how those pluses and minuses are kind of playing out.

Dean Taylor - Tidewater - Chairman, President, CEO

I mean, it’s no secret could we have been fighting a shrinkage problem at our company. We have been shrinking in terms of overall vessel numbers. But, what we pointed out and what I think has come to pass is that our earnings power has not shrunk. Our earnings power is growing and when this worm turns, and the worm will turn, it just a question of when, but when it turns, our earnings are going to significantly take off. So we continue to invest on that basis. There are people that say we should — we may be more prudent and reinvesting in our stock and just holding on to the cash, but we believe in the business and we believe the cycle will turn, and we believe these investments are going to produce really superior returns for the people that stick with us. Now, what quarter that’s going to happen in who knows.

I can recall when Joe and I were talking to some — one of our large shareholders back in 2005 and we were making about $1.70 a share earnings and someone said what our peak earnings and we said well, I don’t know, we made $5 a share in 1998, we can do it again. Within three years — within two years we were well past $5 a share and within four years we were close to $8 a share and that’s how quickly things can turn. Now, it’s not fun being in the capital reinvestment business. That is what we have been in for the last seven or eight years. We have been reinvesting in the business with a lot of other people and are better positioned in terms of being able to grow their business. We were just trying to keep from shrinking. We are past worrying about keeping from shrinking at this point. We are growing our business and we are taking advantage of some really unique opportunities I think to do so at a very attractive capital cost.

Arun Jayaram - Credit Suisse - Analyst

Yes, I think the analogy you used last quarter is a coiled spring, if I’m not mistaken.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, it is. The spring is still coiled. It’s unfortunate that it’s coiled, but it’s going to spring loose and when it does, the people who are with us will be rewarded substantially. Now, people say well, I will wait a quarter or wait two quarters in order to invest because maybe I don’t see it happening in this next quarter. By the time people see it happening, it is going to be too late. But you know, we need to run our business based on what we think is best for the company. And we don’t like necessarily looking at flatish returns the last couple of quarters. We are convinced that what we are doing is the right thing for this company and investors who are with us.

Arun Jayaram - Credit Suisse - Analyst

Right. A couple questions regarding obviously you have announced some new builds with Drydocks and an asset purchase from Tryco. What kind of EBITDA returns in terms of payback are you seeing on new vessels using kind of current rates? Is it four or five times? Just trying to understand what the returns look like at least on an EBITDA basis.

Quinn Fanning - Tidewater - EVP, CFO

I don’t know if we can give you a payback analysis off the top of my head, but the basis on which we are investing, at the end of the day our crystal ball may be no better than anybody else’s, but we do make a serious effort to estimate through cycle economics on every investment we make. And if our cost of capital is in that 8% to 9% zip code, which is where we think it is at today, that certainly was confirmed by a recent debt financing. We believe that we are investing over an assets life at a multihundred basis point spread to our cost of capital. That is not what we are earning today in a cyclical trough though where we are at least relative to past cycles and other companies in the sector, we think even at mid-single digit after-tax unlevered returns we are holding our own.

Arun Jayaram - Credit Suisse - Analyst

Right back. That’s helpful. And my last question. Quinn, did you mention there will be some updates on the Angolan JV in the Q? I didn’t quite catch that.

Quinn Fanning - Tidewater - EVP, CFO

I guess I don’t mean to build up expectations that there is news in the Q that we didn’t present here, but we do provide some detail in terms of the extension on the joint venture and underlying extensions for the support of individual charter agreements. There is more detail in the Q, but it is essentially the same story. We continue to have positive and constructive dialogue with our partners and our expectation remains that we will extend the joint venture. We extended it to January 31st and our hope is that we will get something paper by then, but there’s certainly know guarantees but the conversations remain constructive and generally moving in the right direction. I guess the other important thing is that the day-to-day operations of the Angolan business are essentially the same as yesterday and we expect tomorrow will be the same as today.

Arun Jayaram - Credit Suisse - Analyst

Okay. Thanks a lot.

Operator

Our next question is from the line of Daniel Burke with Johnson Rice.

Dean Taylor - Tidewater - Chairman, President, CEO

Good morning Daniel.

Daniel Burke - Johnson Rice - Analyst

Good morning, Dean. Quinn, I thought I heard you say you saw some positive signs I was not sure what the context of that comment was. Could you elaborate?

Quinn Fanning - Tidewater - EVP, CFO

Jeff or Dean may be a better person to provide granularity. Just to repeat what I did say, though, there are some positive signs in select international markets coming out of rig tendering and some contracts. I think Dean, in various forms, has mentioned some momentum in the [meaner] region, southeast Asia on a week over week or month over month basis seems to be moving in a better direction today and there are other markets that have remained reasonably strong even in a cyclical trough including Australia, but the operating team is probably better positioned to provide more detail that they might like.

Dean Taylor - Tidewater - Chairman, President, CEO

Jeff, would you like to say anything?

Jeff Platt - Tidewater - COO

Yes, there are markets that Quinn went over that have remained pretty strong and I think there’s a general sense certainly in a lot of our big areas that the amount of inquiries coming in for certain types of equipment we’re optimistic and have reasons for optimism. There are more tenders coming in I think overall and that is sort of hopefully the bigger precursor to the business for getting off the bottom of the trough anyway and coming up the other side.

Dean Taylor - Tidewater - Chairman, President, CEO

Daniel, utilization creeped up just a tad this quarter. Rates went down a tad, but utilization creeped up. The way look at it is short of the North Sea and the Gulf of Mexico, places where we hardly have a presence, it is hardly a market where when you look at just when you step back and look at it, prospects don’t seem to be better. Every other market in the world it does not seem that they can get worse than they are and it seems that things will get better in almost every place now, but the timing of that all works out to be is a little difficult to predict but, in general, we are mildly optimistic that things are pretty much at the bottom barring a double-dip worldwide recession, but barring that and barring some extraneous event, some catastrophic event like Israel bombing Iran or something like that, which will change lots of things, barring all of those things we think the outlook looks pretty doggone good.

Daniel Burke - Johnson Rice - Analyst

Dean, if you don’t mind if I could summarize then, by market pricing really does not feel like it’s moved or changed, but what I think you said was the inquiries that you all are seeing are beginning to rise, which could be a precursor. Is that a fair way of summarizing where we are?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, Jeff said that and that is true.

Daniel Burke - Johnson Rice - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

A lot of times people will tender just to do a price check, but we don’t think that is happening. We think the tendering activity is real and we, in general, are optimistic that at some point this worm is going to turn and all of our investment are going to pay off very nicely.

Daniel Burke - Johnson Rice - Analyst

Great. One last question. I appreciate the time. Just in terms of trying to understand the starting point for maybe fiscal year 2012. Quinn, did you say that you still expect revenue to be higher in a 90 day Q4 than in a 92 day December quarter? Just want to kind of understand, make sure that’s the case to understand the stepping off point for fiscal year 2012.

Quinn Fanning - Tidewater - EVP, CFO

I think I probably created as much confusion on previous calls as anything else. But, the revenue progression we see quarter-over-quarter is positive, three relative to two and four relative to three. So taking into account new delivery, stacking activity, to the extent that we have visibility on it, the number of days in the quarter and everything else, we expect that the back half of the year, i.e. the third and fourth fiscal quarters will fall somewhere between $270 million and $275 million of revenue per quarter. That will be better than the first half of the year and when we file our 10-K some time in May, the other point I was making is we will not achieve that $275 million target, quite frankly it’s probably mathematically impossible at this point, but we do think when you look back on the four quarters of fiscal 2011 that average revenue will turn out to be something like plus or minus $270 million or short of the target that I had articulated on previous calls. Does that help?

Daniel Burke - Johnson Rice - Analyst

Okay great.

Quinn Fanning - Tidewater - EVP, CFO

Does that help?

Daniel Burke - Johnson Rice - Analyst

Yes it does. Thank you all.

Operator

The next question is from the line of Marius Gaard with Carnegie.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi Marius

Marius Gaard - Carnegie - Analyst

Hi, guys. Thanks for taking the call. Follow up on an earlier question. Is there any particular vessel type or particular region or particular type of ship owners you see asking price of vessels being closer to the prices that you are prepared to pay?

Dean Taylor - Tidewater - Chairman, President, CEO

If I understand your question correctly, do we see some regions where pricing is more in an area where the bid-ask spread is such that deals may be done. I would say certainly southeast Asia that is the case. But even in the North Sea, we see a couple of potential deals where the bid-ask spread is not too far apart. And most of the vessels are being built in southeast Asia, so that’s where most of the opportunities are. Does that answer your question?

Marius Gaard - Carnegie - Analyst

Yes, what would you say UT 765 PSV would go for today in the secondhand markets?

Dean Taylor - Tidewater - Chairman, President, CEO

UT 755?

Marius Gaard - Carnegie - Analyst

Yes.

Dean Taylor - Tidewater - Chairman, President, CEO

In a secondhand market?

Marius Gaard - Carnegie - Analyst

Yes.

Dean Taylor - Tidewater - Chairman, President, CEO

High 20s low 30s.

Steve Dick - Tidewater - EVP

755 or 775L?

Marius Gaard - Carnegie - Analyst

755.

Steve Dick - Tidewater - EVP

The regular 755 would be the low to mid 20s and the L’s would be a little more elevated than that.

Marius Gaard - Carnegie - Analyst

Okay. And then a second question. I understand, Quinn, that you are exploring opportunities to build additional vessels. So the question is why do you prefer to add to the large order book? It seems to me like building a vessel is more expensive than buying a vessel, or maybe you should buy company stocks trading at the discount at that value. And I also guess ordering a vessel will effectively push out the recovery.

Quinn Fanning - Tidewater - EVP, CFO

That it’s probably a bit of a stretch that us adding four vessels to the global order book is going to materially affect industry supply demand dynamics, but I guess in multiple form Dean has expressed a strong preference to acquire existing tonnage rather than add to the global order book. That said, we look at buy versus build on a regular basis by asset class. When we have been unable to find secondhand vessels that fit our technical requirements at prices that we think make sense and we have found new construction pricing to make sense, we have gone with new construction. So we have got a strategic agenda that will prosecute as long as the economics make sense either through build or buy. And when we compare one versus the other on a regular basis but, again, our strong predisposition or tactical bias, if you will, is to acquire existing tonnage, but absent attractive acquisition opportunities we will build.

Marius Gaard - Carnegie - Analyst

Okay. One last question. I saw that you are planning to order more than the four vessels that you already have ordered, so.

Dean Taylor - Tidewater - Chairman, President, CEO

I don’t know where that came from, Marius.

Marius Gaard - Carnegie - Analyst

Right.

Dean Taylor - Tidewater - Chairman, President, CEO

Certainly not anything that we have advertised or stated.

Marius Gaard - Carnegie - Analyst

All right, great. Thank you. That is all.

Dean Taylor - Tidewater - Chairman, President, CEO

It has been good talking to you. Thank you.

Operator

There are no further questions.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we thank everyone for your participation in our call today we wish you all well and God bless you all. Thanks very much.

Operator

This concludes today’s conference call. You may now disconnect.

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